Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Vista Oil & Gas, S.A.B. de C.V. of our report dated January 23, 2019, except with respect to the matter discussed in the “Other Matter” paragraph, as to which the date is April 5, 2019, relating to the financial statements of Petrolera Entre Lomas S.A., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Reinaldo Sergio Cravero
Reinaldo Sergio Cravero (Partner)

/s/ Price Waterhouse & Co. S.R.L.
Price Waterhouse & Co. S.R.L.

Buenos Aires, Argentina July 12, 2019